Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Hall Chadwick Acquisition Corp. and to the reference to our firm under the heading “Experts” in the Prospectus. We also consent to the incorporation by reference therein of our report dated July 31, 2025, relating to the financial statements of Hall Chadwick Acquisition Corp. as of July 25, 2025 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty).

We are a registered public accounting firm with the Public Company Accounting Oversight Board (United States).

/s/ Pipara & Co LLP

Delhi, India

August 6, 2025